Exhibit 10.42
                           Amendment

May 24, 1995

Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, Massachusetts 01111
Attention:  Securities Investment Division

Ladies and Gentlemen:

           We refer to the Note Agreement between NPC International, Inc., formerly National Pizza Company (the "Company"), and Massachusetts Mutual Life Insurance Company ("Massachusetts Mutual") dated as of May 15, 1992 as the same may have been amended through the date hereof (the "Existing Agreement"). Each capitalized term used herein but not defined herein shall have the meaning assigned to such term in the Existing Agreement.

           Skipper's, Inc., a wholly owned subsidiary of the Company, has closed certain of its restaurant locations. In connection with the Skipper's closings, the Company has taken a charge against consolidated income for the fiscal quarter ending March 28, 1995. As a result of the Skipper's closings and certain other transactions contemplated by the Company, certain provisions and covenants in the Existing Agreement require amendment. Accordingly, you and the Company hereby agree as follows:

                Amendment of Subsection 6A of the Existing Agreement. The Company requests Massachusetts Mutual to amend and Massachusetts Mutual hereby amends the provisions of Subsection 6A of the Existing Agreement as follows:

           "Consolidated Net Worth Requirement. The Company covenants that it will not permit Consolidated Net Worth at any time to be less than the sum of (i) $72,258,000 plus (ii) an amount equal to 50% of Consolidated Net Income (without reduction for any deficit in Consolidated Net Income for any quarterly fiscal period) for the period from and after March 28, 1995 to and including the date of determination thereof, computed on a cumulative basis for said entire period."

                Amendment  of  Subsection  6C(2)(A)(iii)  of  the  Existing
Agreement. The Company requests Massachusetts Mutual to amend and Massachusetts Mutual hereby amends the provisions of Subsection 6C(2)(A)(iii) of the Existing Agreement as follows:

           (iii) additional unsecured Funded Debt of the Company and its Restricted Subsidiaries and Funded Debt of the Company and its Restricted Subsidiaries secured by Liens permitted by 6C(1)(v) and
     (vi), provided that at the time of issuance thereof and after giving effect thereto and to the application of the proceeds thereof (x) Consolidated Funded Debt shall not exceed an amount equal (1) prior to and including the last day of the fiscal quarter ended June 25, 1996, three (3) times EBITDA, and (2) thereafter, two and three-fourths (2.75) times EBITDA, in each case for the four fiscal quarters immediately preceding the date of determination, and (y) in the case of Consolidated Funded Debt to be incurred by a Restricted Subsidiary such Debt could be incurred within the applicable limitations provided in 6C(4); and

                Amendment of Subsection 6C(6) of the Existing Agreement. The Company requests Massachusetts Mutual to amend and Massachusetts Mutual hereby amends the provisions of Subsection 6C(6) of the Existing Agreement by inserting the following additional subparagraph (vi) at the end thereof:

           "(vi)   the  Company or Skipper's, Inc. may sell or  dispose  of
     assets related to discontinued operations or idle properties of Skipper's, Inc."

                Amendment of Section 10 of the Existing Agreement. The Company requests Massachusetts Mutual to amend and Massachusetts Mutual hereby amends the provisions of Section 10 of the Existing Agreement by inserting the following defined term therein in the appropriate alphabetical order:

           "EBITDA for any period shall mean the sum of Consolidated Net Income during such period, plus to the extent deducted in determining Consolidated Net Income during such period consolidated interest expense, provision for income taxes, depreciation and amortization."

           Except as expressly amended as set forth above, the Existing Agreement remains in full force and effect and is hereby ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as an amendment or waiver of any provision of the Existing Agreement.

           This Amendment may be executed in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same Amendment.

           If you agree to the terms and provisions hereof, please evidence your agreement by executing and returning one counterpart of this letter amendment to NPC International, Inc., 720 West 20th Street, P.O. Box 643, Pittsburg, Kansas 66762, Attention: Troy D. Cook. This Amendment shall become effective as of the date first above written when and if counterparts of this Amendment shall have been executed by you and the Company.

Very truly yours,

NPC INTERNATIONAL, INC.
By:  Troy D. Cook
Title: Vice President and Chief Financial Officer


Agreed as of the date first above written:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
By: __________________________________
Name: ________________________________
Title: _________________________________
11050750